UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 21, 2022
Date of Report (Date of earliest event reported)

Everi Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7250 S. Tenaya Way, Suite 100, Las Vegas, Nevada, 89113
(Address of principal executive offices) (Zip Code)

(800) 833-7110
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	EVRI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Retirement of Ronald V. Congemi at the 2022 Annual Meeting of Stockholders

On January 21, 2022, Ronald V. Congemi advised Everi Holdings Inc. (the “Company”) that he will retire from the Board of Directors (the “Board”) and will not stand for reelection at the Company’s 2022 Annual Meeting of Stockholders. Mr. Congemi has served as Lead Independent Director since April 2021.

(d) Appointments of Secil Tabli Watson and Paul Finch to the Board of Directors

Effective January 21, 2022, the Board, acting upon the recommendation of the Nominating and Governance Committee (the “Nominating Committee”) of the Board, increased the size of the Board from seven to ten members. Effective February 1, 2022, the Board filled two of the resulting vacancies with the appointment of Secil Tabli Watson and Paul Finch as a Class III and Class I director, respectively, each to serve for a term expiring at the 2023 and 2024 annual meeting of stockholders, respectively, and until their respective successors are elected or qualified, or until their earlier death, resignation or removal. The other vacancy resulting from the increase in the size of the Board will be filled by Randy L. Taylor, who, as previously announced, has been appointed to the Board effective as of April 1, 2022.

In addition, the Board appointed Ms. Watson and Mr. Finch to serve on each of the Audit Committee, the Compensation Committee, and the Nominating Committee of the Board. In connection with Ms. Watson’s appointment to the Audit Committee, the Board determined that she is an “audit committee financial expert.” The Board also determined that Ms. Watson and Mr. Finch each qualify as an independent director pursuant to the standards of the New York Stock Exchange, applicable rules of the Securities and Exchange Commission (“SEC”), including the heightened standards applicable to members of the Compensation Committee and Audit Committee, and the Company’s Governance Guidelines.

Ms. Watson and Mr. Finch will be compensated for their Board service under the standard compensation arrangements provided to the Board’s independent, non-management directors, including an initial equity award.

Ms. Watson and Mr. Finch will also each enter into the Company’s standard form of indemnification agreement for directors, a form of which is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the SEC on May 7, 2019.

There were no arrangements or understandings between either Ms. Watson or Mr. Finch and any other persons regarding their appointment to the Board, nor is either a party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On January 26, 2022, the Company issued a press release announcing the appointment of Ms. Watson and Mr. Finch to the Board, the anticipated retirement of Mr. Congemi, and Mr. Bali’s future appointment as Lead Independent Director, a copy of which is furnished hereto as Exhibit 99.1.

Item 8.01. Other Events.

On January 21, 2022, the Board appointed Atul Bali, an independent member of the Board since 2019, to serve as Lead Independent Director effective upon the expiration of Mr. Congemi’s current term and last day of service.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Document

99.1	Press Release dated January 26, 2022.
104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERI HOLDINGS INC.

Date: January 26, 2022	By:	/s/ Todd A. Valli
Todd A. Valli Senior Vice President, Corporate Finance and Chief Accounting Officer